      As filed with the Securities and Exchange Commission on July 5, 2001
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                       INKINE PHARMACEUTICAL COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                      New York                              13-3754005
           (State or other jurisdiction                   (I.R.S. Employer
                  of incorporation)                      Identification No.)

                1787 Sentry Parkway West, Building 18, Suite 440,
                  Blue Bell, Pennsylvania 19422, (215) 283-6850
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                 Robert F. Apple
                Senior Vice President and Chief Financial Officer
                       InKine Pharmaceutical Company, Inc.
                1787 Sentry Parkway West, Building 18, Suite 440,
                  Blue Bell, Pennsylvania 19422, (215) 283-6850
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                        Copies of all communications to:

                            Charles C. Zall, Esquire
                                 Saul Ewing LLP
                         1500 Market Street, 38th Floor
                      Philadelphia, Pennsylvania 19102-2186
                                 (215) 972-7701

                                ----------------

       Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                                                   CALCULATION OF REGISTRATION FEE
         ======================================================================================================================
           Title of Each Class of      Amount to be         Proposed Maximum           Proposed Maximum           Amount of
         Securities to be Registered    Registered     Offering Price Per Share(1) Aggregate Offering Price  Registration Fee(3)
         ----------------------------------------------------------------------------------------------------------------------
         Common Stock, par value
           $0.0001 per share......       2,750,000 (2)            $ 4.74                 $13,035,000             $3,259.00
         ======================================================================================================================

(1) In accordance with Rule 457(c), the price shown is estimated solely for the purposes of calculating the registration fee, and is based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq National Market system on July 2, 2001 which was $4.74.
(2) All shares registered pursuant to this registration statement are to be offered by the selling shareholders. Shares of common stock that may be offered pursuant to this registration statement include: (i) 265,487 shares issuable upon the exercise of warrants; (ii) an estimated number of shares issuable upon conversion of convertible promissory notes in the aggregate principal amount of $10,000,000 and related potential coupon interest payable thereon; and (iii) an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the notes and exercise of the warrants by reason of stock splits, stock dividends and other similar transactions, which shares are registered pursuant to Rule 416 under the Securities Act of 1933.
(3) Represents the Proposed Maximum Aggregate Offering Price multiplied by $0.00025.
                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

Prospectus
----------
                                2,750,000 shares

                       INKINE PHARMACEUTICAL COMPANY, INC.

                    common stock, par value $0.0001 per share


         The shareholders named on page 14 are selling up to 2,750,000 shares of our common stock.

         Our common stock is traded on the Nasdaq National Market under the symbol "INKP." On July 2, 2001, the reported closing price of the common stock was $4.74 per share. Our principal executive offices are located at 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, and our telephone number is (215) 283-6850.

                           --------------------------

              This investment involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.












                  The date of this prospectus is July __, 2001

                                TABLE OF CONTENTS

INTRODUCTION.................................................................1


FORWARD-LOOKING STATEMENTS...................................................2


RISK FACTORS.................................................................3


RECENT EVENTS...............................................................13


USE OF PROCEEDS.............................................................13


SELLING SHAREHOLDERS........................................................14


PLAN OF DISTRIBUTION........................................................15


WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................17


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................17


LEGAL MATTERS...............................................................18


EXPERTS.....................................................................18



You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, the "Company," "InKine," "we," "us," and "our" refer to InKine Pharmaceutical Company, Inc., unless the context otherwise requires.


                                       (i)

                                  INTRODUCTION

         InKine Pharmaceutical Company, Inc. is a biopharmaceutical company focused on the diagnosis and treatment of cancer and autoimmune diseases. Our development strategy is to acquire late-stage drug candidates with short time lines to product introduction and sales. Our first product, Visicol(TM), was launched in January 2001. Visicol(TM) is taken in tablet form and used to clean the colon for medical purposes. In addition to Visicol(TM), our portfolio also includes three late-stage product candidates: (i) IBStat(TM) for the treatment of spasm in the colon, (ii) Hematrol(TM) for the treatment of idiopathic thrombocytopenic purpura, and (iii) Colirest(TM) for the treatment of inflammatory bowel disease. Hematrol(TM) and Colirest(TM) are each based on our Fc Receptor Technology. In addition, we are also developing preclinical compounds based on our Thrombospondin Technology, including, Angiocidin, a potent and specific angiogenesis inhibitor for potential use in cancer patients.

         The following table describes the major diseases upon which we intend to focus our research and product development efforts at least through calendar year 2001, and also sets forth the current development status of products or product candidates in each area:

        PROGRAM                           THERAPEUTIC INDICATIONS                       DEVELOPMENT STATUS
        -------                           -----------------------                       ------------------
------------------------------------------------------------------------------------------------------------------------
Visicol(TM)                  o    Cleansing of colon prior to colonoscopy          FDA Approved; Marketed product
                             ----------------------------------------------------- -------------------------------------
                             o    Cleansing of colon prior to sigmoidoscopy        Phase I completed
                             ----------------------------------------------------- -------------------------------------
                             o    Constipation                                     Phase I completed
---------------------------- ----------------------------------------------------- -------------------------------------
IBStat(TM)                   o    Immediate release acute care antispasmodic       To be marketed
                                  for a variety of indications, including spasm
                                  of the colon
---------------------------- ----------------------------------------------------- -------------------------------------
Thrombospondin               o    Prevention of metastatic cancer including but    Preclinical (lead compound identified)
Technology                        not limited to breast, lung, prostate, pancreas  Receptor cloned and squamous cell cancer
---------------------------- ----------------------------------------------------- -------------------------------------
Hematrol(TM)                 o    Idiopathic Thrombocytopenic Purpura              Phase II Complete
                                                                                   Phase III (on hold)
                                                                                   Single dose PK study complete
---------------------------- ----------------------------------------------------- -------------------------------------
Colirest(TM)                 o    Crohn's and Ulcerative Colitis                   Phase II Crohn's disease complete
                                                                                   Phase II ulcerative colitis complete
                                                                                   Pivotal Phase IIb Crohn's disease
                                                                                     initiated
---------------------------- ----------------------------------------------------- -------------------------------------
CBP-2011 series of           o    Autoimmune Hemolytic Anemia                      Preclinical
compounds                    ----------------------------------------------------- -------------------------------------
                             o    Systemic Lupus Erthematosus                      Early Preclinical
                             ----------------------------------------------------- -------------------------------------
                             o    Rheumatoid Arthritis                             Preclinical
---------------------------- ----------------------------------------------------- -------------------------------------
Gene Therapy                 o    Serious Infection                                Early Preclinical
---------------------------- ----------------------------------------------------- -------------------------------------
Oligonucleotides             o    Asthma/Allergy                                   Early Preclinical
------------------------------------------------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

         Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make, or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may materially vary. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                  RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in or incorporated by reference into this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business, Industry And Strategy

We have not generated significant revenue to date. If we continue to incur substantial losses, then the value of our common stock is likely to be reduced. Also, we may never achieve a profitable level of operation.

         To date, we have engaged mostly in the research and development of proposed drug products. We have not generated significant revenue from product sales or royalties. As of March 31, 2001, we have had total product sales for Visicol(TM) of $1.6 million. We have incurred losses in each year since our inception on July 1, 1993. As of March 31, 2001, we had an accumulated deficit of approximately $47.7 million.

         Our product and proposed products are in various stages of marketing or development and require significant research, development and testing. We must obtain all of the necessary government approvals for our proposed products before we can sell any proposed product. As a result, we believe our losses will continue in the foreseeable future as we develop our products.

         If our research spending in the foreseeable future is greater than Visicol(TM) earnings, then we may never conduct our operations at a profit. Our common stock is likely to decrease in value if we fail to generate profits or if the market believes that we are unable to generate profits.

         We have granted or committed to grant shares and options to founding scientists and others when we achieve agreed upon product development goals. These goals relate to our filing applications with the United States Food and Drug Administration, commonly known as the FDA, and achieving agreed upon sales targets. As a result, our potential earnings per share will decrease because of the necessary accounting treatment of these shares and options.

If the owners of technology licensed to us terminate our license agreements, then these owners could prevent us from developing, manufacturing or selling the product covered by that license.

         We have acquired the worldwide exclusive right to market Visicol(TM), IBStat(TM), the Fc Receptor Technology and the Thrombospondin Technology under various license agreements. Each of the owners of the technology licensed to us may terminate the license prior to its expiration date under certain circumstances, including our failure to comply with commitments related to the development of the products specified in the licenses. For example, some of our licensing agreements require us to spend specific amounts for research and development of our products. If we do not comply with the terms of these agreements, the owners of the licensed technology could demand the return of all rights to the licensed technology, and force us to cease developing, manufacturing or selling the products covered by that license.

Risks Relating To Clinical And Regulatory Matters
-------------------------------------------------

If we do not obtain required approvals from the government, then we may not successfully market or sell our proposed products.

         The FDA requires multiple stages of tests, known as phase I, II and III clinical trials, on all pharmaceutical products. In addition, the FDA must confirm that drug manufacturers comply with applicable federal regulations. The process to obtain government approvals of a pharmaceutical product takes many years and requires substantial resources.

         The FDA may delay or halt the clinical development of our proposed products at any stage, or may deny us approval to market a product. If the FDA takes any of these adverse actions, we may delay or stop the development of a product or may be unable to sell such product. We do not believe we are subject to risks which are materially different than other pharmaceutical companies seeking FDA approval. The process of obtaining FDA approval is expensive, time-consuming and often filled with unexpected hurdles. Even if we receive approval of a product candidate, the FDA may limit and restrict the drug's use and may subject our products to continuous review. If we fail to comply with any applicable regulatory requirements, the FDA could impose penalties on us, including:

            o     warning letters;
            o     fines;
            o     withdrawal of regulatory approval;
            o     product recalls;
            o     operating restrictions;
            o     injunctions; and
            o     criminal prosecution.

         1.       FDA marketing approval:

         We submit the results of our scientific studies, commonly referred to as preclinical studies, to the FDA as part of an investigational new drug application, commonly referred to as an IND. An IND is a summary document describing the drug product, the safety of the drug product and the filer's proposed use of the drug product. After the FDA allows the IND to become effective, we conduct human clinical trials (phase I, II and III). We then submit the results of these trials to the FDA as part of a new drug application, commonly known as an NDA. The FDA requires the filing of the NDA, which summarizes all human clinical and manufacturing experiences of the drug. The FDA determines whether to approve a drug on the basis of the NDA. After we file the NDA, the FDA may approve the product for marketing, require additional testing or deny the application.

         2.       FDA manufacturing approval:

         The FDA requires pharmaceutical companies to include detailed manufacturing information in an NDA. The FDA has mandated that all manufacturing facilities and processes comply with good manufacturing practices, commonly known as GMP. GMP is a body of federal regulations and guidelines that govern the manufacture of drugs for human use. For example, all manufacturers must pass manufacturing plant inspections and provide records of detailed manufacturing processes. Among other things, drug manufacturers must demonstrate that:

            o the drug product can be consistently manufactured at the same quality standard;
            o     the drug product is stable over time; and
            o the level of chemical impurities in the drug product are under a designated level.

         The FDA has approved our manufacturing process for Visicol(TM). The FDA may still, however, prevent us from continuing to market Visicol(TM) if we:

            o do not continue to consistently manufacture appropriate amounts of Visicol(TM)or
            o cannot continue to repeat the manufacturing process used to manufacture the phase III clinical trial batches of Visicol(TM).

         We currently have only one approved manufacturer of Visicol(TM). We have, however, initiated the process to obtain a qualified secondary manufacturer of Visicol(TM).

         3.       FDA oversight after product approval:

         After the FDA approves a product, the FDA continues to regulate the product. In particular, the FDA may require post-marketing testing and surveillance to monitor the effects of an approved drug product. In addition, the FDA may place conditions on any approvals that could restrict the sale or use of a product.

         4.       Status of our products in the FDA approval process:

         Our product and proposed products are in various stages of development and in various stages of the FDA approval process, as set forth below:

                  o Visicol(TM). We obtained FDA approval to begin marketing Visicol(TM) on September 21, 2000. We are currently manufacturing, marketing and selling Visicol(TM).

                  o IBStat(TM). In February 2001 we entered into an agreement with an established pharmaceutical manufacturer to develop and market IBStat(TM). We anticipate that IBStat(TM) will be available to patients in late 2001. IBStat(TM) is the combination of a previously approved generic drug and a FDA approved delivery system.

                  o        Fc Receptor Technology Products.

                           ->       Hematrol(TM). We are developing Hematrol(TM)
         as a compound for the treatment of idiopathic thrombocytopenic purpura, commonly known as ITP. ITP is an autoimmune disease that causes spontaneous bleeding. Hematrol(TM) is currently on hold in phase III clinical trials for ITP.

                           -> Colirest (TM). We are developing Colirest(TM) as a compound for the treatment of inflammatory bowel disease, commonly known as IBD. IBD is an autoimmune disease that causes inflammation and ulceration of the bowel. IBD includes both Crohn's disease and ulcerative colitis. On September 11, 2000, we announced positive results of our Phase II study on Crohn's disease and on December 11, 2000 we announced positive results of our Phase II study in ulcerative colitis. We have reached an agreement with the FDA for the advancement of Colirest (TM) to a Pivotal Phase IIb dose ranging study for Crohn's disease and on June 25, 2001 we enrolled our first patient in this study.

                  o Thrombospondin Technology Products. We have acquired an exclusive worldwide license to a cancer treatment technology known as the Thrombospondin Technology. We are evaluating a number of product opportunities utilizing the Thrombospondin Technology in the area of cancer treatment. Each of these product opportunities is in the early stages of development (before phases I, II and III). We have not begun human clinical trials for these products.

         We may never receive FDA approval for any of these products (other than Visicol(TM)), and without FDA approval, we cannot manufacture, market or sell these products.

If we cannot develop and market our products as rapidly or cost-effectively as our competitors, then we will not be able to conduct our operations at a profit.

         We are developing products that will compete in five very competitive segments of the pharmaceutical industry. These include our product, Visicol(TM), and the following product candidates: (i) IBStat(TM), (ii) Colirest (TM), (iii) Hematrol (TM) and (iv) the Thrombospondin Technology. Based on total assets and revenues, we are significantly smaller than the majority of our competitors in these segments. Therefore, we may encounter significant competition with Visicol(TM) and each of our potential products, primarily from the following competitors:

      |---------------------------------------------------------------------------------------------------------------|
      |                                              Product Candidates                                               |
      |---------------------------------------------------------------------------------------------------------------|
      |     Visicol (TM)    |       IBStat (TM)    |    Colirest (TM)    |    Hematrol (TM)    |   Thrombospondin     |
      |                     |                      |                     |                     |    Technology        |
------|---------------------|----------------------|---------------------|---------------------|----------------------|
      |Braintree            |Schwarz Pharma        |AstraZeneca plc      |Immune Response      |Boston Life           |
      |Laboratories,  Inc.  |Inc.                  |                     |Corporation          |Sciences, Inc.        |
      |---------------------|----------------------|---------------------|---------------------|----------------------|
      |C.B. Fleet           |                      |Salix                |Autoimmune, Inc.     |Entremed, Inc.        |
      |Company, Inc.        |                      |Pharmaceuticals,     |                     |                      |
      |                     |                      |Ltd.                 |                     |                      |
      |---------------------|                      |---------------------|---------------------|----------------------|
      |Schwarz Pharma       |                      |IDEC                 |NABI                 |Human Genome          |
  C   |Inc.                 |                      |Pharmaceuticals      |                     |Sciences, Inc.        |
  o   |                     |                      |Corporation          |                     |                      |
  m   |---------------------|                      |---------------------|---------------------|----------------------|
  p   |                     |                      |Proctor & Gamble     |                     |                      |
  e   |                     |                      |Pharmaceuticals      |                     |                      |
  t   |                     |                      |---------------------|                     |                      |
  i   |                     |                      |Solvay S.A.          |                     |                      |
  t   |                     |                      |---------------------|                     |                      |
  o   |                     |                      |Centocor, Inc.       |                     |                      |
  r   |                     |                      |(Johnson & Johnson)  |                     |                      |
  s   |                     |                      |---------------------|                     |                      |
      |                     |                      |Shire                |                     |                      |
      |                     |                      |Pharmaceuticals      |                     |                      |
      |                     |                      |Group plc            |                     |                      |
------|---------------------|----------------------|---------------------|---------------------|----------------------|

         The financial strength of competitors is particularly important in the pharmaceutical industry, where technological innovations occur rapidly. These technological innovations can dramatically affect the price and effectiveness of a product line and can render a competing product line obsolete. Our competitors that have strong financial resources may develop competitive products that are cheaper and more effective than our products. These competitive products may render our products unmarketable or non-competitive. Even if our competitors do not develop better and more cost effective products, they may manufacture and market their products more successfully than us. Therefore, our competitors may capture all or a large segment of our market, severely restricting our ability to achieve a profitable level of product sales.

         In addition to our competitors in the pharmaceutical industry, colleges and universities, hospitals, government agencies and other research organizations are conducting research and seeking patent protection for a variety of products which may compete with our products. Any of these organizations could develop products which could render our products obsolete or non-competitive.

Risks Relating To Financing Our Business
----------------------------------------

We may need additional capital in the future in order to continue our operations.

         We may need additional capital to develop, manufacture and market our product and proposed products if the revenues from Visicol(TM) fall short of current assumptions. Specifically, we will spend funds for the following:

         o Researching and developing our proposed products, including participating in human clinical trials and animal studies conducted before clinical trials;
         o    Seeking necessary approvals from the government;
         o    Developing manufacturing and distribution capabilities; and
         o    Funding our growth as a company.

         We believe that our current capital resources will continue to fund our operations unless our sales projection for Visicol(TM) falls short of current assumptions. Visicol(TM) is our first and only product at this time and the success of Visicol(TM) directly impacts our need for additional capital. Our future capital requirements will depend on a variety of factors. For example, if we experience continued progress in our research and development activities, or if we determine that it is necessary to prosecute and enforce our patents, we may require additional capital. In addition, our current and future marketing activities will affect our future capital requirements. Because we have limited experience in marketing our products, we have limited experience in predicting how much capital will be necessary to successfully complete our marketing plans. If we accurately predict our future capital requirements, we may be unable to continue our operations.

         We regularly seek funding for our operations from a variety of sources, including public and private securities offerings, loans and joint arrangements with partners. We currently do not possess a commitment to obtain additional funding, and we may never receive additional funding in the future. If we need additional capital and we fail to obtain additional funding, we will delay, scale back or eliminate our research and development activities or enter into arrangements with others to develop and market certain proposed products that we may otherwise have developed ourselves.

Risks Related To Ongoing Operations
-----------------------------------

If we do not have adequate insurance for product liability claims, we may be subject to significant expenses relating to these claims.

         We are subject to significant product liability risks relating to the testing, manufacturing and sale of the products we are developing. These risks include:

         o Our products could cause undesirable side effects or injury when sold;
         o Our proposed products could cause undesirable side effects or injury during clinical trials; or
         o We may agree to reimburse others that incur liability relating to our product.

         We currently maintain insurance for product liability claims in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate. We have no way of knowing if these amounts will be adequate to cover any product liability claims filed against us. If we do not or cannot maintain adequate insurance coverage, we may incur a significant liability if a product liability claim arises.

Risks Relating To Product Manufacturing And Sales
--------------------------------------------------

If we do not develop and maintain relationships with manufacturers, then we may not successfully manufacture and sell our products.

         We do not possess the capabilities, resources or facilities to manufacture our product and any of our proposed products. We must contract with manufacturers to produce our product and proposed products according to government regulations. Our future development and delivery of our products on a timely, profitable and competitive basis depends on the performance of these manufacturers. A limited number of manufacturers exist which are capable of manufacturing our proposed products. We may fail to contract with the necessary manufacturers or we may contract with manufacturers on terms which may not be entirely acceptable to us.

         Manufacturers may utilize their own technology, our technology or technology obtained from others in developing a manufacturing process for our products. We may pay a fee to the manufacturer if we utilize the manufacturing process that the manufacturer has developed or if we seek a third party to participate in the development process.

         We have contracted with Mallinckrodt, Inc., a commercial supplier of pharmaceutical chemicals to supply us with active pharmaceutical ingredients for Visicol(TM). A significant portion of the Visicol(TM) tablet is monobasic and dibasic sodium phosphate. Mallinckrodt has agreed to supply these ingredients in a manner that meets FDA requirements. The FDA has approved the manufacturing process for these active ingredients, but the Drug Master File for the sodium phosphate is only for one location at Mallinckrodt. If this location were to shut down for any reason, a delay in the delivery of our active pharmaceutical ingredients would occur and could impact future sales of Visicol(TM). We are currently discussing with Mallinckrodt the possibility of submitting a Drug Master File with the FDA for another Mallinckrodt facility in order to minimize this risk.

         We have contracted with Pharmaceutical Manufacturing Research Services, Inc., or PMRS, a manufacturing development company, to supply commercial quantities of Visicol(TM) in a manner which meets FDA requirements. The FDA has approved the manufacturing processes of PMRS. PMRS must maintain compliance with FDA standards regarding the manufacturing of Visicol(TM) at all times. The failure to maintain compliance with FDA standards could result in the loss of "approved status" at PMRS. Any such loss would have a significant negative impact on us since we do not have an approved secondary manufacturer for Visicol(TM). We are currently seeking an appropriate secondary manufacturer of Visicol(TM) and appropriate primary manufacturers to produce Colirest (TM), Hematrol(TM) and our other proposed products.

         PMRS has contracted with a packaging facility to package Visicol(TM) on their behalf. The FDA has approved this facility for the packaging of Visicol(TM). Any subsequent switch to a new package facility could cause a delay in the delivery of Visicol(TM) to our distributors.

If we do not develop and maintain either internal or external sales, marketing and distribution capabilities, then we may not successfully sell our products.

         We have marketed, distributed and sold one pharmaceutical product under the InKine name for a limited time. We rely significantly on sales, marketing and distribution arrangements with third parties for Visicol(TM) and other products we are developing. In particular, we have entered into the following three significant agreements:

         o Sales Force Services Agreement with Innovex, L.P. We have contracted with Innovex to sell Visicol(TM) and other products we designate in the future. Innovex promotes Visicol(TM) to certain targeted physicians located throughout the United States.

         o Co-promotion Agreement with Procter & Gamble Pharmaceuticals. As a compliment to our Innovex sales force, we have entered into a co-promotion agreement with Procter & Gamble Pharmaceuticals to sell and promote Visicol(TM) through their experienced gastrointestinal sales force.

         o Commercial Distribution Services Agreement with Integrated Commercialization Solutions, Inc. We have retained Integrated Commercialization Solutions to act as our exclusive outsourcing supplier for warehousing and distribution of Visicol(TM) and other products we designate in the future, in the United States and Guam. Integrated Commercialization Solutions' distribution responsibilities include invoicing, accounts receivable, customer service, order process management and chargebacks management.

         Each of these agreements expires after a fixed period of time. If anyone of these agreements is not renewed or if we do not enter into new collaboration agreements, our products may not be sold and our revenues will be reduced. Although we believe our collaborators have an economic motivation to succeed in performing their contractual responsibilities, we have limited or no control over the resources that any collaborator may devote to our products. Any of our collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may not devote sufficient resources to the marketing, sale or distribution of our products. If any of these events occur, we may not be able to commercialize our products.

         If in the future we determine to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including:

         o we may not be able to attract and build a significant marketing or sales force;
         o the cost of establishing a marketing or sales force may not be justifiable in light of any product revenues; and
         o    our direct sales and marketing efforts may not be successful.

If we do not receive adequate reimbursement from the government, managed care organizations and private insurance plans, then some patients may be unable or unwilling to purchase our products and we will achieve less revenue from product sales.

         Successful sales of our products in the United States and other countries depend on the availability of adequate reimbursement from the government, managed care organizations and private insurance plans. Pharmaceutical companies often use reimbursement as the basis for determining their sales. In the pharmaceutical industry, unlike other consumer product industries, insurance companies, including managed care organizations, often pay drug manufacturers and distributors directly for their products. In fact, pharmaceutical companies make a majority of their sales to insurance companies and not to consumers. These organizations provide for reimbursement only after considering a number of factors, including product features such as safety, medical necessity, cost and the experimental nature of the product. We will spend significant amounts of time and other resources to obtain reimbursement for our products. The organizations that provide reimbursement routinely limit reimbursement and attempt to exert significant pressure on medical suppliers to lower their prices. Visicol(TM) is premium priced compared to its competitors. We do not know what impact, if any at all, this will have on the reimbursement for Visicol(TM) by these third party payers.

         We cannot predict the amounts or reliability of reimbursement because reimbursement for pharmaceutical products incorporating new technology is historically unpredictable in the pharmaceutical industry. Additionally, reimbursement varies from country to country. We do not know whether our products will qualify for reimbursement from domestic or foreign reimbursement sources.

Visicol(TM) and any of our other products which the FDA or foreign regulatory agencies may approve may not be accepted by doctors, hospitals, insurers or patients.

         If any of our products, including Visicol(TM), fail to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy and cost effectiveness. In addition, market acceptance depends on the effectiveness of our marketing strategy and the availability of reimbursement for our products.

Risks Relating To Intellectual Property
---------------------------------------

If we are unable to protect our intellectual property, then our competitors may develop similar products which could render our products obsolete.

         Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. Our ability to recoup these expenditures and realize profits upon sale of product could be diminished.

         The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy until a patent issues and publications in the scientific or patent literature lag behind actual discoveries.

         Even after the U.S. Patent and Trademark Office issues patent rights to us, our competitors may develop similar or duplicate technologies or design around the patented aspects of our technology, which may decrease sales of our prospective products, therefore causing a negative impact on our profit. Competitors may also challenge our patent rights in court by alleging patent infringement. If we lose a patent infringement suit, third parties may claim significant damages, require us to license the disputed technology or require us to cease using the disputed technology.

         In 1997, the U.S. Patent and Trademark Office issued a patent covering the use of Visicol(TM) as a colonic cleansing agent or as a laxative. In December 2000, the U.S. Patent and Trademark Office issued to us a patent for numerous solid-dose colonic cleansing agents and in June 2001, the Canadian Patent Office granted a Notice of Allowance for Visicol(TM). We have also filed an application for Visicol(TM) under the Patent Cooperation Treaty that designates Europe.

         One of our products, Hematrol(TM) (within the Fc Receptor Technology), is not patentable for use in ITP. Instead of a patent, we will receive protection based on the recent FDA designation of Orphan Drug Status for ITP. Orphan Drug Status means the FDA has determined that the number of people affected by the disease which the drug treats is less than 200,000, and that having numerous companies compete for the market is unrealistic and likely to harm, rather than help, prospective users of the product. Since we have received this designation, we will have an exclusive right to sell Hematrol(TM) for ITP for seven years after development is complete. In October of 1999, we filed a U.S. patent application to treat IBD with Colirest (TM) and other similar compounds. The U.S. Patent and Trademark Office has not yet issued this patent.

         Patents or patent applications are pending for our TSP-1 peptide and angiocidin, two of the Thrombospondin Technology compounds. The area of cancer technology is complex and the patents covering our TSP-1 peptide and angiocidin may not be adequate.

         We have also obtained the rights to foreign patents, and intend to apply for additional foreign patents, for other products and technologies. Competitors could challenge or develop around the patents, or the scope of the patents may not be adequate to protect the patented product from competitors. The commercial success of our products will also depend upon our ability to make sure the products do not infringe on patents issued to competitors. We have not conducted a search to determine if there are any patents similar to those covering Visicol(TM), Hematrol(TM), Colirest (TM) or the TSP-1 peptide and angiocidin.

         Our employees or scientific consultants may develop inventions or processes independently that may be related to our products. These employees or consultants could claim ownership of these inventions or processes, and these claims could succeed. We may need to enter into protracted and costly litigation to enforce or determine the scope of our proprietary rights.

         Government agencies and academic institutions have funded the development of some of our patented technologies, in particular the Thrombospondin Technology and the Fc Receptor Technology. Although we have acquired the rights to use such technology, these agencies or institutions may have rights to the technology or inventions, including rights to the royalty-free use, but not sale, of the invention or technology for their own purposes.

Risks Related To Our Common Stock Outstanding
---------------------------------------------

If the holders of our outstanding options and warrants exercise such options and warrants, then the market price of the common stock may drop.

         We had a total of approximately 7.2 million options and warrants outstanding at March 31, 2001. Options and warrants give the holder the right to purchase shares of a company's stock in the future for a predetermined price which may or may not be below the current market value of such company's stock at the time the option or warrant is exercised. In addition, we can issue an additional 1.9 million options pursuant to our option plans. To date, option and warrant holders have exercised approximately 5.8 million options and warrants in the aggregate at prices ranging from $0.50 to $5.56. The exercise of these outstanding warrants and options and the sale of the related shares may cause our common stock price to drop.

If our common stock continues to be volatile and thinly traded, then our shareholders may not be able to sell their shares when desired.

         The market price of our common stock, similar to other public pharmaceutical or biotechnology companies, has been volatile and may remain volatile for the foreseeable future. Our shareholders may not sell their shares when they desire because the stock price is highly volatile and the stock is not widely traded. For example, the number of our shares theoretically available for sale in any one day is approximately 34 million shares and our average daily trading volume for the twelve-month period ended March 31, 2001 has been approximately 380,000 shares. If our stock continues to trade thinly, our shareholders may not be able to sell their shares when desired.

If our certificate of incorporation and New York law continue to contain provisions that discourage potential takeovers, then our shareholders may not receive a premium for their shares in a takeover situation and will be subject to certain restrictions on voting and other rights.

         Our board of directors has the right, granted under our certificate of incorporation, to authorize certain preferred stock which may have a variety of terms, commonly known as blank check preferred stock. The board of directors may designate the rights and preferences of this stock without shareholder approval. If the directors authorize and issue this stock, potential purchasers may be unable to purchase the common stock at a premium over our market price. In addition, the board of directors issuing this stock could have a negative impact on the market price of the stock, and the voting rights and other rights of the holders of the common stock.

         New York corporate law places restrictions on transactions with beneficial owners of 20% or more of the outstanding voting shares of a corporation. These restrictions could reduce the potential that a third party will attempt a takeover of us and therefore reduce the chances of shareholders receiving a premium for their shares over the market price.

                                  RECENT EVENTS

         On June 15, 2001, we completed a private placement of $10 million of 5.5% Convertible Subordinated Notes due June 2003 and warrants to purchase 265,487 shares of our common stock. The notes are convertible into our common stock at a conversion price of $4.52 per share, subject to adjustment in certain circumstances. The warrants are exercisable for shares of our common stock at an exercise price of $5.42 per share, subject to adjustment in certain circumstances. After expenses, we will realize approximately $9.25 million of the $10 million in proceeds from the offering. This private placement was exempt from registration under the Securities Act of 1933, as amended pursuant to
Section 4(2) of such act. We agreed to file a registration statement for the resale of the common stock issuable upon conversion of the notes and exercise of the warrants within 30 days after the closing of the private placement.


                                 USE OF PROCEEDS

         The selling shareholders will receive all of the proceeds from the sale of the shares of common stock.

                              SELLING SHAREHOLDERS

         This prospectus relates to the sale by the selling shareholders from time to time of up to 2,750,000 shares of our common stock. The selling shareholders, however, are not obligated to, and may not, sell any of the shares.

         The table below sets forth certain information regarding the selling shareholders as of June 15, 2001. None of the selling shareholders has held any position or office with, been employed by, or otherwise had a material relationship with us or any of our predecessors or affiliates.

         The table below sets forth the names of the selling shareholders, the number of shares owned, directly and beneficially, by such shareholders, the number of shares being offered by the selling shareholders and the number of shares of our common stock the selling shareholders will hold after the offering. This table assumes that the selling shareholders sell all of their shares offered in this prospectus.


                                       Shares Held     Percent Held                                  Percent Held
                                       Prior to the    prior to the    Shares Being      Shares        after the
        Selling Shareholder            Offering(1)     Offering (2)     Offered(3)     Remaining       Offering(2)
------------------------------------- --------------- --------------- -------------- ------------- -----------------
Royal Bank of Canada                     550,000          1.58%           550,000         0               0%

S.A.C. Capital Associates, LLC          2,200,000         6.02%         2,200,000         0               0%

               Total:                   2,750,000         7.41%         2,750,000         0               0%

-------------------------------------

(1) Assumes: (i) the conversion of convertible promissory notes in the aggregate principal amount of $10,000,000 and related potential coupon interest payable thereon and (ii) the exercise of all outstanding warrants; held by the selling shareholders.

(2) Percentages are based on shares of common stock outstanding as of June 15, 2001 (34,365,478) plus, for each selling shareholder the shares underlying such selling shareholder's promissory notes and warrants.

(3) This prospectus also covers any additional shares of common stock that may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares will be offered on the Nasdaq National Market System or in privately negotiated transactions. The selling shareholders may sell the shares registered here in one or more of the following methods:

           o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

           o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

           o "at the market" to or through market makers or into an existing market for the shares;

           o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

           o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

           o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

           o any combination of the foregoing, or by any other legally available means.

         The selling shareholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, a selling shareholder may pledge its shares to brokers or dealers or other financial institutions. Upon a default by a selling shareholder, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the selling shareholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At such time that the selling shareholders elects to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholders and any other required information.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

         The selling shareholders are not obligated to, and there is no assurance that the selling shareholders will, sell any or all of the shares.

         We will pay all reasonable costs and expenses incurred by us or the selling shareholders in connection with the registration of the shares under the Securities Act, including, all registration and filing fees and our legal fees and accounting fees and legal fees of one counsel selected by the selling shareholders.

         We agreed with the selling shareholders to keep the registration statement effective until the shares being offered by this prospectus may be sold without registration or restriction pursuant to Rule 144(k) promulgated under the Securities Act, or, if earlier, until the distribution contemplated in this prospectus has been completed.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement, of which this prospectus is a part, and related exhibits with the Securities and Exchange Commission, or SEC, pursuant to the Securities Act of 1933. The registration statement contains additional information about us and our common stock. We also file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC's website is located at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents we have filed with the SEC:

           o our transition report on Form 10-K for the six month transition period ended December 31, 2000, as filed with the SEC on March 27, 2001;
           o our proxy statement for the 2001 annual meeting of shareholders, as filed with the SEC on April 16, 2001;
           o our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 11, 2001;
           o a current report on Form 8-K, as filed with the SEC on June 19, 2001; and
           o      the description of our common stock, which is registered under
                  Section 12 of the Securities Exchange Act of 1934, contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus.

         To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert F. Apple, Senior Vice President and Chief Financial Officer, InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, telephone (215) 283-6850. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                  LEGAL MATTERS

         Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for us.

                                     EXPERTS

         The financial statements of InKine Pharmaceutical Company, Inc. as of December 31, 2000 and June 30, 2000, and the related statements of operations, changes in shareholders' equity and cash flows for the six-month period ended December 31, 2000 and each of the years in the three-year period ended June 30, 2000 included in InKine's 2000 transition report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

         You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.






                                  -------------

                       INKINE PHARMACEUTICAL COMPANY, INC.

                               ------------------

                               2,750,000 shares of
                                  common stock
                           par value $0.0001 per share

                               ------------------

                                   prospectus

                               ------------------



                                  July __, 2001

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution.

         We will pay the following expenses incurred in connection with the sale of the securities registered under this registration statement. Other than the SEC registration fee and the Nasdaq filing fee, the amounts stated are estimates.

         SEC registration fee......................................     $  3,259
         Accounting fees and expenses..............................       10,000
         Legal fees and expenses...................................       50,000
         Nasdaq filing fee.........................................       17,500
         Miscellaneous expenses....................................        5,000
                                                                        --------
                  Total............................................     $ 85,759
                                                                        ========

Item 15.  Indemnification of Directors and Officers.

         Sections 721-726 of the New York Business Corporation Law empower a corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, whether civil or criminal, by reason of the fact that he or she was a director or officer of the corporation or served such corporation in any capacity. A corporation is empowered to indemnify such director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

         Our certificate of incorporation provides that the directors of our company shall not be liable for damages for any breach of duty as directors, except that a director shall be liable if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

         Our bylaws provide that we shall indemnify and hold harmless our directors and officers to the fullest extent currently authorized by the New York Business Corporation Law. These provisions indemnify these persons against all expenses, liabilities, and losses that are reasonably incurred or suffered. Further, the bylaws provide that we advance expenses to persons eligible for indemnification. In addition, the bylaws authorize our company to maintain insurance to protect our company and any of our directors or officers against any expense, liability, or loss, whether or not we would have the power to indemnify these persons against such expense, liability, or loss under the New York Business Corporation Law.

Item 16.  Exhibits.

         The following is a list of exhibits filed as part of the registration statement:

No.      Title
---      -----

*4.1 Securities Purchase Agreement, among the Company, Royal Bank of Canada and S.A.C. Capital Associates, LLC, dated as of June 15, 2001.

*4.2 Registration Rights Agreement, among the Company, Royal Bank of Canada and S.A.C. Capital Associates, LLC, dated as of June 15, 2001.

*4.3 Form of 5.5% Convertible Subordinated Notes due June 2003, dated as of June 15, 2001. (In accordance with Item 601 of Regulation S-K, similar notes issued to the investors have not been filed because they are identical in all material respects.)

*4.4 Form of Common Stock Purchase Warrant, dated as of June 15, 2001. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors have not been filed because they are identical in all material respects except for the number of warrants granted to each investor.)

5 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.

23.1     Consent of KPMG LLP.

23.3     Consent of Saul Ewing LLP (included in Exhibit 5).

24       Power of Attorney (contained on signature page of initial filing).

--------

* Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed on June 19, 2001, and incorporated herein by reference.

Item 17.  Undertakings.

         A.    Rule 415 Offering

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.   Filing Incorporating Subsequent Exchange Act Documents By
Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.   Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D.   Incorporated Annual and Quarterly Reports

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with this prospectus, to each person to whom this prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in this prospectus, to deliver, or cause to be delivered to each person to whom this prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on July 5, 2001.

                          InKine Pharmaceutical Company, Inc.

                          By:      /s/ Leonard S. Jacob, M.D., Ph.D.
                                   ---------------------------------
                                   Leonard S. Jacob, M.D., Ph.D.
                                   Chairman of the Board and
                                   Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Leonard S. Jacob and Robert F. Apple, or either of them, his true and lawful attorneys-in-fact, with power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of InKine Pharmaceutical Company, Inc., any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute, may do or cause to be done by virtue hereof.

                              NOTICE TO SIGNATORIES

         The purpose of this Power of Attorney is to give Leonard S. Jacob, M.D., Ph.D. and Robert F. Apple (each an "Agent" and together, the "Agents") the power to execute certain documents related to this Registration Statement on your behalf.

         This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney.

         Agents may exercise the powers given here for the period during which this registration statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents' authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly.

         The powers and duties of an agent under a Power of Attorney are explained more fully in 20 Pa. C.S. Ch. 56.

         If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

         By signing below you are attesting that you have read or had explained to you the above Notice and you understand its contents.

              Signature                            Title                              Date
-------------------------------------------------------------------------------------------------

/s/ Leonard S. Jacob, M.D., Ph.D.       Chairman of the Board,                      July 5, 2001
---------------------------------       Chief Executive Officer and Director
Leonard S. Jacob, M.D., Ph.D.           (Principal Executive Officer)


/s/ Robert F. Apple                     Senior Vice President, and Chief            July 5, 2001
------------------------------------    Financial Officer
Robert F. Apple                         (Principal Financial and
                                        Accounting Officer)


/s/ J.R. LeShufy                        Director                                    July 5, 2001
------------------------------------
J.R. LeShufy

/s/ Steven B. Ratoff                    Director                                    July 5, 2001
------------------------------------
Steven B. Ratoff

/s/ Thomas P. Stagnaro                  Director                                    July 5, 2001
------------------------------------
Thomas P. Stagnaro

/s/ Robert A. Vukovich, Ph.D.           Director                                    July 5, 2001
------------------------------------
Robert A. Vukovich, Ph.D.

/s/ Jerry Weisbach, Ph.D.               Director                                    July 5, 2001
------------------------------------
Jerry Weisbach, Ph.D.

                            ACKNOWLEDGEMENT OF AGENT

         The undersigned have read the above Power of Attorney and acknowledge that each of them, respectively, is the person identified as the agent for the principals listed above. The undersigned hereby acknowledge that in the absence of a specific provision to the contrary in the Power of Attorney or in 20 Pa. C.S. when they, respectively, act as agent, each of them:

         (i)   shall exercise the powers for the benefit of the principal;
         (ii)  shall exercise reasonable caution and prudence; and
         (iii) shall keep a full and accurate record of all actions on behalf of the principal.


              Signature                            Title                              Date
------------------------------------------------------------------------------------------------
/s/ Leonard S. Jacob, M.D., Ph.D.       Chairman of the Board,                      July 5, 2001
---------------------------------       Chief Executive Officer and Director
Leonard S. Jacob, M.D., Ph.D.           (Principal Executive Officer)


/s/ Robert F. Apple                     Senior Vice President, and Chief            July 5, 2001
-------------------------------------   Financial Officer
Robert F. Apple                         (Principal Financial and
                                        Accounting Officer)



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on July 5, 2001.

                                            InKine Pharmaceutical Company, Inc.

                                            By:
                                                  ------------------------------
                                                  Leonard S. Jacob, M.D., Ph.D.
                                                  Chairman of the Board and
                                                  Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Leonard S. Jacob and Robert F. Apple, or either of them, his true and lawful attorneys-in-fact, with power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of InKine Pharmaceutical Company, Inc., any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute, may do or cause to be done by virtue hereof.

                              NOTICE TO SIGNATORIES

         The purpose of this Power of Attorney is to give Leonard S. Jacob, M.D., Ph.D. and Robert F. Apple (each an "Agent" and together, the "Agents") the power to execute certain documents related to this Registration Statement on your behalf.

         This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney.

         Agents may exercise the powers given here for the period during which this registration statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents' authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly.

         The powers and duties of an agent under a Power of Attorney are explained more fully in 20 Pa. C.S. Ch. 56.

         If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

         By signing below you are attesting that you have read or had explained to you the above Notice and you understand its contents.


              Signature                            Title                              Date
------------------------------------------------------------------------------------------------
__________________________              Chairman of the Board,                      July 5, 2001
Leonard S. Jacob, M.D., Ph.D.           Chief Executive Officer and Director
                                        (Principal Executive Officer)

__________________________              Senior Vice President, and Chief            July 5, 2001
Robert F. Apple                         Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

__________________________              Director                                    July 5, 2001
J.R. LeShufy

__________________________              Director                                    July 5, 2001
Steven B. Ratoff

__________________________              Director                                    July 5, 2001
Thomas P. Stagnaro

__________________________              Director                                    July 5, 2001
Robert A. Vukovich, Ph.D.

__________________________              Director                                    July 5, 2001
Jerry Weisbach, Ph.D.

                            ACKNOWLEDGEMENT OF AGENT

         The undersigned have read the above Power of Attorney and acknowledge that each of them, respectively, is the person identified as the agent for the principals listed above. The undersigned hereby acknowledge that in the absence of a specific provision to the contrary in the Power of Attorney or in 20 Pa. C.S. when they, respectively, act as agent, each of them:

         (i)   shall exercise the powers for the benefit of the principal;
         (ii)  shall exercise reasonable caution and prudence; and
         (iii) shall keep a full and accurate record of all actions on behalf of the principal.


              Signature                            Title                              Date
------------------------------------------------------------------------------------------------
__________________________              Chairman of the Board,                      July 5, 2001
Leonard S. Jacob, M.D., Ph.D.           Chief Executive Officer and Director
                                        (Principal Executive Officer)

__________________________              Senior Vice President, and Chief            July 5, 2001
Robert F. Apple                         Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

                                  EXHIBIT INDEX
 Exhibit
 Number                           Name of Document
---------                         ----------------

*4.1 Securities Purchase Agreement, among the Company, Royal Bank of Canada and S.A.C. Capital Associates, LLC, dated as of June 15, 2001.

*4.2 Registration Rights Agreement, among the Company, Royal Bank of Canada and S.A.C. Capital Associates, LLC, dated as of June 15, 2001.

*4.3 Form of 5.5% Convertible Subordinated Notes due June 2003, dated as of June 15, 2001. (In accordance with Item 601 of Regulation S-K, similar notes issued to the investors have not been filed because they are identical in all material respects.)

*4.4 Form of Common Stock Purchase Warrant, dated as of June 15, 2001. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors have not been filed because they are identical in all material respects except for the number of warrants granted to each investor.)

5 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.

23.1     Consent of KPMG LLP.

23.3     Consent of Saul Ewing LLP (included in Exhibit 5).

24       Power of Attorney (contained on signature page of initial filing).

--------

* Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed on June 19, 2001, and incorporated herein by reference.